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                                                                   EXHIBIT 99.01

Excite@Home Disputes Demand for Payment on Convertible Notes

REDWOOD CITY, Calif., Aug. 27 /PRNewswire/ -- Excite@Home (Nasdaq: ATHM) announced today that it has received a written notice from two of the holders of its Convertible Notes demanding payment of $50 million of those notes on or before Friday, August 31, 2001. The Notes were issued on June 8, 2001 in a private placement to two investment funds managed by Promethean Investment Group LLC.

Promethean has asserted that Excite@Home breached certain representations made when the Notes were issued. Excite@Home disputes both the assertion of breach of representations and the contention that the Notes may now be declared due and payable. However, if the company were required to make payments of the Notes at this time, it would have a materially adverse impact on the company's liquidity and its ability to fund its operations.

About Excite@Home

Excite@Home is the leader in broadband, offering consumers residential broadband services and businesses high-speed commercial services.

NOTE: Excite@Home, @Home, Excite and the "@" stylized logo are service marks or registered service marks of At Home Corporation in the United States and other countries.

SOURCE: Excite@Home

CONTACT: media, Londonne Corder, +1-650-556-3009, or londonne@excitehome.net, or investors, Joe Shiffler, +1-650-556-3323, or jshiffler@excitehome.net, both of Excite@Home